Filed Pursuant to Rule 433
Registration No.: 333-134553

30YR NC 5YR Lehman Callable
Final Terms and Conditions

Lehman Brothers Holdings Inc. has filed a registration statement (including a prospectus) with the U.S. Securities and Exchange Commission (SEC) for this offering. Before you invest, you should read the prospectus dated May 30, 2006, the prospectus supplement dated May 30, 2006 for its Medium Term Notes, Series I, and other documents Lehman Brothers Holdings Inc. has filed with the SEC for more complete information about Lehman Brothers Holdings Inc. and this offering.  Buyers should rely upon the prospectus, prospectus supplement and any relevant free writing prospectus for complete details.  You may get these documents and other documents Lehman Brothers Holdings Inc. has filed for free by searching the SEC online database (EDGAR®) at www.sec.gov with “Lehman Brothers Holdings Inc.” as a search term. You may also access the prospectus and Series I MTN prospectus supplement on the SEC web site as follows:

Series I MTN prospectus supplement dated May 30, 2006:
http://www.sec.gov/Archives/edgar/data/806085/000104746906007785/a2170815z424b2.htm

Prospectus dated May 30, 2006:
http://www.sec.gov/Archives/edgar/data/806085/000104746906007771/a2165526zs-3asr.htm

Alternatively, Lehman Brothers Inc. will arrange to send you the prospectus, Series I MTN prospectus supplement and final pricing supplement (when completed) if you request it by calling your Lehman Brothers sales representative or 1-888-603-5847.

Issuer:	Lehman Brothers Holdings Inc. (Moody’s: A1/ S&P: A+/Fitch: AA-)
Principal Amount:	USD 7,000,000
CUSIP:	52517P3M1
Trade Date:	June 26, 2007
Issue Date:	July 13, 2007
Maturity Date:	July 13, 2037, subject to the Issuer’s Call Option
Issue Price:	100.0%
Redemption Price	100.0%
Coupon:	6.50%
Interest Payment Dates:	Monthly on the 13th of each month, commencing August 13, 2007 and ending on the Maturity Date, subject to the Issuer’s Call Option
Issuer’s Call Option:

The Issuer has the right on the 13th of each January and July, commencing July 13, 2012, provided that the Issuer gives 5 Business Days notice to the investor, to call the notes in whole or in part at the Redemption Price. All amounts that may otherwise be payable following the call date shall cease to be payable. Notwithstanding the above, all payments due on the call date shall be made in full regardless of any calling of the notes by the Issuer.

Underwriter	Lehman Brothers Inc.
Daycount Convention	30/360, Unadjusted, Following New York days
Business Days	New York
Denomination:	USD 1,000/1,000